Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com
	(703) 435-6293	(561) 227-1386
Chatham Lodging Announces First Dividend
     PALM BEACH, Fla., September 29, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that its board of trustees has declared a common share dividend of $0.175 for the 2010 third quarter. Based on the company’s $20 IPO price in April and the closing price of the common shares at the close of business on September 28, the annualized dividend represents a yield of approximately 3.5 percent and 4.0 percent, respectively.
     “As expected, our current hotels are producing sustainable cash flow that gives our Board of Trustees the confidence to start paying a dividend five months after our IPO,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We are on schedule to close on our $85 million line of credit and complete our 12th and 13th acquisitions, and our pipeline remains very active as we continue to source attractive opportunities.”
     The common dividend is payable October 29, 2010, to shareholders of record on October 15, 2010.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 11 hotels with an aggregate of 1,381 rooms/suites in eight states and has two additional hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.